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                                                                      EXHIBIT 99


FOR INFORMATION CONTACT:

MEDIA CONTACT:          Tina Farrington, 419-784-2549, rfcmkt@rurban.net
INVESTOR CONTACT:       Sandra Stockhorst, 419-784-4023, rfcinv@rurban.net

             RURBAN FINANCIAL CORP. BRANCHES AVAILABLE FOR PURCHASE

                   Hancock and Putnam County Branches Offered

DEFIANCE, Ohio, January 16, 2003 - RURBAN FINANCIAL CORP. (NASDAQ: RBNF) ("Rurban") and its wholly owned subsidiary RFC Banking Company announced that it intends to make available for purchase its bank branches located in Hancock and Putnam Counties. These offices comprise The Peoples Banking Company Division and the First Bank of Ottawa Division. Rurban plans to retain all classified loans from both of these divisions in a separate subsidiary.

The offering of The Peoples Banking Company Division and The First Bank of Ottawa Division will include deposits and the majority of the loans of both divisions. Establishment of the loan subsidiary is subject to regulatory approval.

The loan subsidiary has the potential to be immediately profitable. Two factors will determine this potential 1) the ability to collect the classified loan portfolio and 2) the ability to maintain the subsidiary's low overhead. The cash flow created from collection of loans in this subsidiary would be available to repay debt and to fund future expansion of Rurban's banking, financial services and data processing businesses.

"The sale of these two divisions of our company reflect critical components of our action plan to return the company to its historical profit levels, strengthen capital and reinstate our shareholder dividend," shared Kenneth A. Joyce, Rurban President and CEO.

Assuming a successful sale of The Peoples Banking Company and The First Bank of Ottawa divisions, Rurban's potential earnings capacity and value would likely be further enhanced by the anticipated cash flow from the classified loans held in the loan subsidiary. Approximately 90% of these loans are paying as agreed.

"We are optimistic regarding The Peoples Banking Company Division and First Bank of Ottawa Division offerings based on the expected successful results from our highly attractive branch offering of Citizens Savings Bank in Pemberville, Gibsonburg and the Otterbein -Portage Valley Retirement Village," stated Joyce. A purchase and assumption agreement was signed for the Citizens Savings Bank Division with The Union Bank Company on December 30, 2002 and is scheduled for closing in March or April of 2003.

Since Joyce's appointment as President five months ago, the company has worked diligently to identify the extent of the problem loans in the company. Following extensive internal review of the loan portfolio, loan reviews by consultants, and the recent regulatory examinations, it is believed that the problem loans have been identified. This detailed information has guided Rurban in determining the need for an additional loan loss provision in the fourth quarter. Management currently estimates recording a loan loss provision in the fourth quarter of between
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$10 and $13 million which would result in an estimated loss between $5 and $7 million for the fourth quarter.

"It is important for all concerned that we take an adequate provision for 2002 to put our loan problems behind us. This will allow us to focus our efforts on our banking, financial services and data processing businesses. Sale of these two banking divisions strengthens our capital but is also an important part of our strategic plan to focus on Rurban's foundational businesses in our defined market area," added Joyce.

The company sold $8.6 million of the loan portfolio from the State Bank and Trust Company Cleveland branch office. No offers were received which justified the sale of the branch. The company is scheduled to close the Cleveland branch effective mid-April. Customers will continue to be serviced from The State Bank and Trust Company's Defiance locations.

Joyce commented further, "These actions help position Rurban to return to profitability in 2003. I believe our stock is undervalued at this time. A key initiative for the company is to have our intrinsic value reflected in its stock price. Rurban's management team understands that clearly demonstrated improvement in asset quality is the critical element in achieving recognition of an improved valuation in Rurban's stock price."


ABOUT RURBAN FINANCIAL CORP.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF.

The Company currently has 10,000,000 shares of stock authorized and 4,565,721 shares outstanding. The investment banking firms of McDonald & Co. Securities Inc. (Trident Securities Division), Sweney Cartwright and Co., and Friedman, Billings, Ramsey Group, Inc. are the primary market makers for these shares.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFC Banking Company which consists of The Peoples Banking Company, The First Bank of Ottawa and The Citizens Savings Bank Company. The banks offer a full range of financial services through their offices in the Northern Ohio counties of Defiance, Paulding, Fulton, Hancock, Putnam, Sandusky, Wood, and Cuyahoga. Reliance Financial Services offers a diversified array of trust and financial services to customers nationwide. RDSI provides data processing services to community banks in Ohio, Michigan and Indiana.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. Rurban intends that such forward-looking statements be subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations regarding important risk factors including those identified in Rurban's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed or implied in the forward-looking statements, and the


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making of such statements should not be regarded as a representation by Rurban or any other person that the results expressed therein will be achieved.


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